SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT


   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


            Date of (earliest event reported): February 10, 2000


                           ALPHA INDUSTRIES, INC.
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         (Exact name of registrant as specified in its charter)


            Delaware                    1-5560            No. 04-2302115
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   (State or other jurisdiction       (Commission        (I.R.S. Employer
       of incorporation)              File Number)       Identification No.)


      20 Sylvan Road, Woburn, MA                                01801
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   (Address of principal executive offices)                   (zip code)


    Registrant's telephone number, including area code:  (781) 935-5150




 Item 5.   OTHER EVENTS

 Alpha Industries, Inc., a Delaware corporation ("Alpha"), entered into a definitive agreement on February 10, 2000 to acquire privately-held Network Device, Inc., a California corporation ("NDI") and a provider of advanced technology gallium arsenide (GaAs) IC design and fabrication, especially heterojunction bipolar transistor (HBT), to the rapidly-growing markets for wireless telephones and other wireless technologies.

 Under the terms of the acquisition, the number of shares of Alpha common stock to be exchanged for all outstanding shares and options of NDI will be determined by a formula based on an average closing price for shares of Alpha common stock for a specified period prior to the closing of the transaction. Using the closing price for Alpha common stock on February 10, 2000, the number of Alpha shares to be issued pursuant to the acquisition agreement would be approximately 1.20 million, valued at approximately $141 million. The acquisition will be accounted for as a pooling of interests and is expected to be completed in the first half of Alpha's fiscal year 2001. The holders of a majority of the outstanding shares of NDI have signed agreements to vote in favor of the acquisition. The acquisition of NDI has been approved by the board of directors of both companies and is subject to various closing conditions, including approval under the Hart-Scott-Rodino Antitrust Improvements Act.



                                 SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ALPHA INDUSTRIES, INC.


 Date:  February 16, 2000          By: /s/ David J. Aldrich
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                                      David J. Aldrich
                                      President and Chief Operating Officer